Exhibit 99.1
HanesBrands
1000 East Hanes Mill Road
Winston-Salem, NC 27105
(336) 519-8080

FOR IMMEDIATE RELEASE News Media, contact: Analysts and Investors, contact:	Matt Hall, (336) 519-3386 Charlie Stack, (336) 519-4710
HANESBRANDS ANNOUNCES CHIEF FINANCIAL OFFICER CHANGE
WINSTON-SALEM, N.C. (May 12, 2011) — HanesBrands (NYSE:HBI) announced today that Chief Financial Officer E. Lee Wyatt has resigned effective June 30 and current Controller and Chief Accounting Officer Dale W. Boyles will serve as interim CFO while the company conducts a search to fill the position.
Wyatt, 58, who joined HanesBrands before its 2006 spinoff to oversee the development of the company’s financial, accounting, and external reporting capabilities, is leaving the company to seek similar opportunities.
“Lee Wyatt built a strong finance organization at HanesBrands with a deep bench of professionals who have helped us revamp our cost structure, create a flexible capital structure and develop a sustainable growth platform,” said Hanes Chairman and Chief Executive Officer Richard A. Noll. “Lee is leaving us in great shape, and we are thankful for his contributions to our achievements and wish him much additional success in his future endeavors.”
Wyatt said, “I am proud of the great team and organization that we built at HanesBrands, and I want to do it again. With the positive momentum and prospects ahead of HanesBrands, this is the perfect time for me personally and professionally to seek those opportunities.”
Boyles, 50, joined HanesBrands as controller and chief accounting officer in September 2006 from KPMG, where he was an audit partner and led the KPMG team that helped prepare HanesBrands for its spinoff. Boyles is a certified public accountant and has expertise in public company auditing, merger and acquisition transactions, and Securities and Exchange Commission accounting and reporting requirements.
“Dale has been an integral leader in our finance organization and is well-qualified to step in and assume these added responsibilities,” Noll said.
HanesBrands
HanesBrands (NYSE:HBI) is a socially responsible leading marketer of everyday basic apparel under some of the world’s strongest apparel brands, including Hanes, Champion, Playtex, Bali, JMS/Just My Size, barely there, Wonderbra and Gear For Sports. The company sells T-shirts, bras, panties, men’s underwear, children’s underwear, socks, hosiery, casualwear and activewear produced in the company’s low-cost global supply chain.
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